Exhibit 3.5

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company:

Chesapeake Midstream GP, L.L.C.

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The Certificate of Formation of Chesapeake Midstream GP, L.L.C. (the “Company”) is hereby amended such that the name of the Company will now be Access Midstream Partners GP, L.L.C.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 23rd day of July, A.D. 2012.

By:	/s/ J. Michael Stice
Authorized Person(s)

Name:	J. Michael Stice, CEO
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